Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, Chairman, President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

Mitra Ramgopal, Sidoti & Co. LLC

Jonathan Ransom, Raymond James & Associates

P R E S E N T A T I O N

Operator

Good day everyone. Welcome to today’s RadNet Inc. First Quarter 2020 Financial Results Conference.

Today’s conference is being recorded.

At this time, I’d like to turn things over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet. Please go ahead.

Mark Stolper

Thank you.

Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s first quarter 2020 financial results.

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Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance and liquidity; our response to and the effects of the expected future impact of COVID-19; our ability to stabilize and continue to grow the business by generating patient referrals and contracts with radiology practices; recruiting and retaining radiologists and technologists; consummating acquisitions and joint ventures; receiving third-party reimbursement for diagnostic imaging services; successfully integrating acquired operations; generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2019, and our quarterly report on Form 10-Q for the quarter ended March 31, 2020.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Dr. Howard Berger

Thank you, Mark. Good morning everyone, and thank you for joining us today.

On today’s call, Mark and I plan to provide you with highlights from our first quarter 2020 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Before we start, I just wanted to say, on behalf of myself and the entire RadNet team, we hope that all of you are safe and your families are healthy and doing well. We know this has been a difficult and challenging time for everyone around the world, and we are extremely grateful for all of our stakeholders, including our employees, business partners, lenders and shareholders. We are wishing you all of the best.

Today’s prepared remarks will be a bit of a departure from what we’d usually highlight during our financial results call. This morning, Mark and I will focus on giving you an understanding of what we have been facing under COVID-19, the actions that we have taken to reduce costs and conserve cash, our current and projected liquidity position, our thoughts on our anticipated recovery, and some discussion around the post-COVID operating opportunity.

I’d like to start off by giving you a status update on where our business stands and how it has been impacted by COVID-19. After having strong operating results in January and February, months that performed ahead of our original internal operating plan, we began to see our volumes drop dramatically, beginning the third week of March. This was when we began to take swift and decisive actions to sustain our business throughout a potentially prolonged period of time, during which we could face a material drop in new procedural volume.

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We analyzed all aspects of our business and focused on ways to most effectively reduce our cash spend. We created a multi-pronged plan to impact major expenses and cash flow categories. Specifically, we created a plan to reduce salaries and professional fees by 50% and lower our facilities’ rental payments by close to 70%. We investigated every local market in which we operate to identify centers we could temporarily close and where we felt, with a high degree of confidence, we could direct patient volume to facilities that would remain open.

We also evaluated our large categories of cash spend, and identified vendors that would work with us to lower our costs or defer payments. Our goal was that, by early April, we would have most of our cost savings and cash conservation measures instituted. I am pleased to report that we have been successful in achieving this goal.

First, we analyzed all of our 335 locations and identified sites in our clustered approach that could be temporarily closed, and whose business could be consolidated into nearby facilities. By temporarily closing facilities and redirecting their patient flow to other RadNet sites, we were able to save on employee costs, utilities, repairs and maintenance, and other center-level operating costs, all while preserving the revenue that we were going to recognize at the closed sites.

Our clustering and geographically concentrated approach to market penetration has greatly helped us during this period. We have been able to close 97 of our locations, representing almost 30% of our facilities. Our central scheduling departments have been effective in directing all patient flow to facilities that remain open.

Temporarily closing these facilities has enabled us to furlough about 3,600 employees of our roughly 8,600 in our total workforce. The furloughed staff remains employed by RadNet and we continue to fund their benefit plans and healthcare expense. However, we have ceased paying their salaries and corresponding employee taxes, and these employees are eligible to collect unemployment benefits from Federal and state-funded programs. We are in frequent communication with these furloughed employees and we are committed to bringing them back to their work in a methodical way as soon as our volume allows us to gradually reopen our facilities.

In addition to the furloughs, we’ve cut the salaries of the vast majority of non-center-level employees who remain working. These cuts were led by our Executive Management team and salaried physicians who are taking 50% reductions in their salaries. As well as the Executive Management level, salary reductions range from 5% to 25%. As a result of these actions, we have met our goal of a 50% decrease of our salaries and professional fee expenses and associated cash burn.

Our landlords have also greatly contributed to our cash conservation measures. Most of our landlords have agreed to three to six month full or partial deferrals of rent payments, and most are providing us six to 12 months to repay these deferrals. As a result, our cash expenditures for rent payments in the second quarter has been reduced by almost 70%.

Additionally, all of our lessors with whom we have operating leases on equipment, including OEMs and third-party finance companies, have agreed to restructure rental payments to allow us, starting with the payment we would have made in April, to defer six payments and add these amounts to the backend buyout of the leased equipment.

Additionally, we have suspended all new capital projects. The vast majority of capital expenditures we will make during the remainder of the year are either for capital equipment already delivered to the Company or construction that was substantially completed prior to April for which we currently owe money.

In addition to the traditional fixed cost and cash outflows which I have discussed, rent, employees, etc., our variable expenses have also decreased with the lower procedural volumes. The most significant of these variable outflows are payments we make to our third-party contracted radiology groups, which generally are a function of revenue and procedural volumes. We typically pay our third-party radiology groups in the neighborhood of 15% to 20% of our cash collection to interpret our exams.

As a result of lower payments from RadNet, our contracted groups have taken actions to manage this at their levels, and control their own costs. We have remained in close dialog with all our contracted radiology groups and are confident that they, like RadNet, are all taking the appropriate measures to ensure their health and survival through the COVID-19 environment. Each contracted group has a plan to re-staff our facilities, as appropriate, when revenues and volumes begin to return to normal levels.

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Other variable expenses that have adjusted with revenues and procedural volumes include medical and pharmacy supplies, utilities, equipment repair and maintenance, and certain employee-related expenses such as travel, meals and other employee expense reimbursement items. All these expenses and cash outflows have now adjusted more than proportionate to our lower procedural volume levels.

Contributing to our strong liquidity position were payments we received subsequent to the end of the first quarter under the CARES Act and through Medicare. Specifically, we received almost $15 million under the first $30 billion appropriation of Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, which the allocation to RadNet was calculated based upon our share of overall Medicare billings relative to all Medicare providers during 2019. Subject to our compliance with future reporting requirements, we do not anticipate being required to repay this money.

Our second $20 billion appropriated under the CARES Act was announced two weeks ago. We were asked by CMS to submit tax returns evidencing our overall collections during 2018, and we believe there may be additional allocation to us from this $20 billion appropriation that could be based on our proportion of the overall annual U.S. healthcare spend currently estimated at about $2.6 trillion. At this time, it is too early and speculative to estimate the amounts we may receive. We should have more information about this appropriation in the coming weeks.

In addition to the grant we already received under the CARES Act, we received almost $40 million in accelerated Medicare advance payments. This money is to be repaid to CMS beginning 120 days from its receipt, and shall be repaid through the adjudication of future Medicare services we provide over a three month period. We anticipate this money to be substantially repaid during the third and fourth quarters of this year.

How bad did our volumes get, and where are our procedural volumes today? As I mentioned earlier, volumes began to dramatically decline by the third week of March. They continued to decline as more states and local municipalities adopted stay-at-home orders and related policies. Our volumes hit a trough during mid-April, whereby we were down almost 85% on the East Coast and 65% on the West Coast, relative to our original operating budget.

The New York Tristate area was impacted the hardest, while California’s impact was and has been less. I’m very happy to say that our volumes have materially improved over the past several weeks, whereby our procedural volumes are down on a blended East and West Coast basis about 40% as of today. We expect this to improve as stay-at-home orders are lifted. Already, Governors in several states in which we operate are allowing for non-emergency medical procedures to be performed.

One thing I should mention in regards to the impact on procedural volumes and revenue through COVID-19 is that our capitation business has really been a bright spot, because, under our capitated arrangements, we get paid a fixed amount per enrollee managed by the medical groups with whom we capitate. Our capitation revenue and the associated cash flow has remained constant during the COVID-19 period, despite being required to perform fewer services for these patient populations during this period.

Enrollment for these HMO patients, with our contracted medical groups, has remained intact as patients and their employees, even for those who have been furloughed, have continued to pay healthcare premiums. The predictability of this capitated revenue and cash flow has benefited us more than ever before during this period.

Before I turn the call over to Mark to discuss the financials, I’d just like to take this moment to recognize our workforce. The real heroes for RadNet have been our center-level employees and their managers who continue to come to work each day to service our medical communities and patients in need. To keep our patients and employees safe, we instituted new operating protocols. These include added virtual waiting room capabilities, which allow patients to be called or texted for their exam while they sit safely in their cars.

We have also provided personal protective equipment for all employees and patients, and have created as sterile an environment as possible. I am certainly grateful that these employees, and RadNet as a Company, can play an important role in an unprecedented time. I look forward to bringing back our furloughed workforce and reopening our closed facilities as increasing patient volume dictates.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our first quarter 2020 performance. When he is finished, I will make some closing remarks.

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Mark Stolper

Thank you, Howard.

I’m now going to briefly review our first quart 2020 performance, and intend to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our first quarter 2020 performance.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments and non-cash equity compensation.

Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release and our current report on Form 8-K filed with the SEC.

With that said, I’d now like to review our first quarter results. With the first quarter of 2020, RadNet reported revenue of $281.6 million and Adjusted EBITDA of $20.4 million. Revenue increased $10 million or 3.7% as a result of the contributions from Kern radiology and Zilkha radiology, a slight business shift in favor of advanced modalities and increases in reimbursement from capitated and fee preserve as payors. The increase in aggregate revenue was net of a 3.3% decline in same-center volumes, and a 0.6% decrease in aggregate volumes.

Adjusted EBITDA decreased $12.7 million or 38.5%. This was primarily due to the impact of COVID-19, particularly on our same-center performance. We estimated that our revenue was reduced by COVID-19 by an estimated $25 million during the quarter and EBITDA was reduced by approximately $14 million.

For the first quarter of 2020, as compared to the prior year’s first quarter, MRI volume increased 1.2%, CT volume increased 3.4% and PET CT volume increased 4%. Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and all other exams decreased 0.6% from the prior year’s first quarter.

In the first quarter of 2020, we performed 1,862,498 total imaging procedures. The procedures were consistent with our multi-modality approach, whereby 76.5% of all the work we did by volume was from routine imaging. Our procedures in the first quarter of 2020 were as follows. Note that the CT volumes for last year have been restated to account for a change we made as of January 1 of this year in how we account for one of our CT CPT codes.

The comparative numbers that follow are on an apples to apples basis: 263,055 MRIs, as compared with 259,912 MRIs in the first quarter of 2019; 163,082 CTs as compared with 157,679 CTs in the first quarter of 2019; 10,683 PET CTs as compared with 10,273 PET CTs in the first quarter of 2019; and 1,425,678 routine imaging exams, inclusive of x-ray, ultrasound and mammography, and all other exams, as compared with 1,444,425 of all of these exams in the first quarter of 2019.

Net loss for the first quarter of 2020 was $16.4 million or negative $0.33 per share, compared to a net loss of $3.7 million or negative $0.08 per share reported for the three-month period ended March 31, 2019. This is based upon a weighted average number of shares outstanding in the first quarters of 50.3 million shares in 2020 and 49.6 million shares in 2019. Affecting net loss in the first quarter of 2020 were certain non-cash expenses and non-recurring items, including the following: $6.6 million of non-cash employee stock compensation expense resulting from divesting of certain options and restricted stock; $218,000 of severance paid in connection with headcount reductions related to cost savings initiatives; and $1.1 million of non-cash amortization of deferred financing costs and loan discounts related to financing fees paid as part of our existing credit facilities.

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Overall GAAP interest expense for the first quarter of 2020 was $11.6 million. This compared with GAAP interest expense in the first quarter of 2019 of $12.3 million. The lower interest expense results mostly from a lower LIBOR rate relative to last year’s first quarter. Cash paid for interest during the period, which excludes non-cash deferred financing expense and accrued interest, was $9.9 million, as compared with $10.3 million in the first quarter of last year.

With regards to our balance sheet, as of March 31, 2020, unadjusted for bond and term loan discounts, we had $686.6 million of net debt, which is our total debt at par value less our cash balance. This compares with $679.2 million of net debt as of March 31, 2019. Note that this debt balance includes New Jersey Imaging Network’s debt of approximately $57.6 million, for which RadNet is neither a borrower nor a guarantor.

As of March 31, 2020, we were drawn $80 million on our $137.5 million revolving line of credit and had a cash balance of $94.3 million. Since quarter-end, we have repaid our revolver in full, and as of April 30, had a cash balance of approximately $50 million. As Dr. Berger mentioned in his prepared remarks, we believe we have little to no cash burn through the end of the second quarter, and we believe that the cost savings and cash conservation measures we have put in place may result in our being undrawn on our revolver at year-end, and with a meaningful, positive cash balance.

Although we do not believe we need to raise any additional capital at this time, we will continue to evaluate government funding options such as the Main Street Expanded Loan Facility should we determine it would be in the best interests of our stakeholders to substantially increase our cash reserves.

At March 31, 2020, our accounts receivable balance was $144.2 million, a decrease of $10.5 million from year-end 2019. The decrease in accounts receivable is mainly the result of the dramatic decline in our procedural volumes and revenues in the second half of March, partially mitigated by the longer collection cycle we experienced in the first quarter from the resetting of patient deductibles as of January 1. Our day sales outstanding, or DSO, was 43.9 days at March 31, 2020, lower by approximately 0.8 days as of year-end 2019.

Through March 31, 2020, we had total capital expenditures net of asset dispositions and sale of imaging center assets and joint venture interests of $50.8 million. Note that each year, we frontload the majority of our capital decisions into the first quarter, so cap ex was disproportionately higher in the first half of the year. Most of what we paid for during the first quarter was for equipment delivered to the Company or construction projects that were substantially completed before April 1. As Dr. Berger mentioned in his remarks, we have suspended all new capital projects for the remainder of the year.

With respect to Medicare reimbursement for 2020, there is nothing to report at this time. As is typical each year, we are expecting CMS to release a preliminary rate schedule sometime in June or July, at which time we will analyze CMS’ proposal and our industry’s lobbying group, the Association for Quality Imaging, will provide CMS our industry’s feedback. At the time of our second quarter financial results call, we will be in a position to comment on CMS’ proposal and its impact, if any, upon RadNet’s future results.

I’d now like to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger

Thank you, Mark.

From adversity often comes opportunity. While COVID-19 has impacted us and everybody else in a very different way, it can also be the catalyst for opportunity. I strongly feel this has been, and will continue to be, the case for RadNet.

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First, COVID-19 has caused us to analyze everything we do as a Company and evaluate how we deliver our services, on how we spend our money and how we can improve what we do. Through this process of identifying ways to lower expenses and conserve cash, I believe we have learned things that will change the way we deliver our services and how we manage our business in the future.

Without getting too specific, I believe that in a post-COVID environment, we can reduce what we have historically been spending on employee travel and other employee reimbursed expenses. I believe that we will be able to staff our centers and support general and administrative functions more efficiently. I believe that we will be able to procure medical supplies, equipment services, and perform general and administrative functions at a lower cost. I also believe that our entire Executive Management team will have benefited from the experience of managing through this very trying period.

In addition to improvements in the way we can manage RadNet in the future, I also believe that the post-COVID environment will provide us opportunities to accelerate our growth. As difficult as this period has been for RadNet, small operators have had an even more challenging time. Most of our competitors are small radiologist owners and operators who have to scale capital and human resources to emerge from the COVID-19 period with the same financial and operating strength that we will. As a result, we think that there will be more M&A opportunity for us in the post-COVID period, at multiples that will more align with the prices we have paid in the past.

Furthermore, for the last couple of months, hospitals have focused on COVID-19 and other very acute patients. This will continue for some time. The vast majority of outpatient business that historically has been performed within the hospitals prior to COVID-19 has shifted to ambulatory providers such as RadNet. This means that patients and their referring physicians will become accustomed to using outpatient providers, and we don’t believe this business will be recaptured by hospitals for some period of time.

Ambulatory patients will likely feel more comfortable and safer being directed into freestanding alternatives to hospitals. This could will have a material impact on our volumes in the future, and could accelerate the existing trend, mostly because of the differential in cost of hospitals using outpatient business through ambulatory, freestanding providers. The acceleration of this trend could also drive more hospitals towards joint ventures and partnerships, which now represents over 25% of all RadNet facilities.

Additionally, during this COVID-19 period, Telehealth and Telemedicine has flourished. I believe this will continue in the post-COVID era. More patients will be availing themselves of telemedical services in the future, and I believe this will be beneficial for RadNet. Because telemedicine does not allow for the traditional physical exam, I believe physicians will order more diagnostic tests and rely on their results for diagnostics and treating their patients at a distance. In particular, I believe this will drive increased utilization of routine imaging, specifically ultrasound and x-ray, as tools that will be utilized earlier in the patient diagnostic staging.

Furthermore, I believe, in the post-COVID environment, artificial intelligence will have an even more important role in healthcare and population health. Artificial intelligence will be used for identifying high-risk patients for certain chronic diseases, including cancer, diabetes, or ailments that could make them more susceptible to, or at risk from future viruses like COVID-19. In the post-COVID-19 era, there will likely be more of an emphasis on screening tools and wellness. Diagnostic imaging will play a critical role in these initiatives.

Even in this challenging time when we have cause to be very optimistic about the future of RadNet, RadNet will weather the storm similar to our experience with the credit crisis and recession beginning in 2008, and we expect to emerge as a stronger and better-positioned Company in our industry and healthcare in general.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

Thank you, gentlemen. At this time, if you do have a question, that will be star, one. Once again, that’s star, one for questions.

We’ll hear first today from Brian Tanquilut with Jefferies.

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Brian Tanquilut

Hey, good morning, guys. I hope everyone’s doing well.

Howard, I guess my first question’s for you, and you kind of alluded to it. But just throughout 2021, once you get past COVID and it seems like we’re starting to see a restart or re-ignition of hospital volumes and (inaudible) business. As I think about getting past this, and assuming that we don’t see a second wave, how are you thinking about 2021 in terms of, let’s say earnings power, or maybe volume trends, versus where you were, let’s just say, early March?

Dr. Howard Berger

Good morning, Brian. Hope you’re well and safe, sounds like you are. Thank you for the question.

As I mentioned in my closing remarks, I think we’ll all be facing a new definition of normal. Because, in the post-COVID period, which could easily, in some respects, last into 2021, particularly with the concern about the development of a vaccine, I believe a lot of the mitigation measures and safety procedures will have to be continued. In that regard, I think more and more patients will look to ambulatory outpatient providers as opposed to going to hospitals for those services.

In that respect, the initiatives often spoken about by the healthcare insurers trying to direct patients away from hospitals, primarily because of differential reimbursement, will now be heightened because of perceived and probably realistic additional safety measures.

I think that the other thing that I think that this crisis has really indicated is the need for better population health and management. The crisis has certainly focused on areas of the healthcare delivery system which were inadequately prepared for the patients that get very sick and needed to be hospitalized, and had shortages of PPE, including ventilators and other measures, along with sufficient ICU beds and isolation capabilities. But going forward, I think the ability to assess the population health and manage wellness will help reduce the burden on hospitals and make the ability to respond to the crisis even easier.

Where I think, interestingly enough, the outpatient imaging industry fits into this, is in the recovery process and reopening, towards looking at 2021. As patients begin to dip their toes back into the water of reopening the economy, where better for our patients and the population to feel comfortable than going to outpatient healthcare providers that both know how to manage the safety and mitigation risk that they will see in their offices. As well as the need to take advantage of what was delayed healthcare that can only lead to more costs and more morbidity and mortality in the future.

What’s interesting, we had, just today, an article in the prestige journal, Cancer, identified, in particular that the risks of mortality for breast cancer, in a study that was overseen by Laszlo Tabar, in Sweden, one of the most respected mammographers in the world. They saw a 41% decrease in mortality from breast cancer as a result of screening mammography. The fact that we have had a lot of delayed elective mammograms being put off will only—the longer that goes, the more likely that there will be increased healthcare costs and morbidity from this. That’s not just in breast cancer, but all forms of other diseases and cancers. I believe this heightened awareness will help us and will, I think, cause a refocus by everybody, whether it’s healthcare insurers, physicians and public health officials to look at outpatient ambulatory services, and particularly imaging, as a critical role in managing the healthcare of our population.

Brian Tanquilut

No, that makes a lot of sense. Howard, one of the things that you mentioned in your prepared remarks, and kind of piggybacking off of your comment that you just made a few seconds ago, (inaudible). Clearly, there is a shift of this happening and it will probably stick, from physician’s offices and telemedicine, in some cases. Whether it’s a Teladoc or just a doc practice through their own platform or just using Zoom and FaceTime, how do you have to change your marketing strategy? Do you have to partner with someone like a Teladoc or an Amwell to make sure you capture the volumes there, and also not to lose the share that you have with your existing doctors who are leaving their offices to go virtual?

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Dr. Howard Berger

I think that the role of imaging will be heightened in this period because as doctors do more Telehealth, the need to perhaps get some of these diagnostic exams sooner—since they will be unable to do typical physical examination, use their stethoscopes and other tools—it may be best to go ahead and send these patients to the outpatient imaging providers, rather than to have the patient make another visit into their offices only then to require the diagnostic imaging test.

That, along with the fact that radiology has been a very early adopter of Telehealth by using its PACS systems to be able to use the imaging in a remote way, will be enhanced by things like artificial intelligence and other technologies that are evolving inside of imaging to provide more targeted and specific diagnostic capability. That, along with, I think, the emergence of some of the pharmacies that will be looking to do some of their early patient management and visits in the pharmacies we believe will also align us with some of these groups to help provide that kind of screening capability on a mass level where it has not necessarily been part of the pattern in the past.

I think all of these changes, some of which will occur as a result of technology, and some of them which will occur simply because of changing patterns of delivery, will be of enormous benefit to RadNet in the future.

Mark Stolper

Brian, to expand a little bit more on what Dr. Berger was saying, a lot of Telehealth that we’re seeing today is from local physicians who have physical practices who are trying to service their patient base by doing appointments via technology. Those are physicians that we already have a relationship with in our local markets who are familiar with our centers, have been referrers of ours in the past and will continue to be in the future. From a marketing perspective, those are targets of our market representatives.

But to your point, to the extent that medicine is going to be delivered by more centralized tele-docs that might not be actually physically located in our markets, then we’re going to need to establish some of those relationships with those larger companies like the two that you mentioned, so that they’re aware of the services that we provide and our quality and our access in the markets where their patients may reside, which could be very different from where the doctor is located. It will ultimately require us to have relationships with some of these larger centralized physician practices.

Brian Tanquilut

No, that makes sense. Then last question for me, Mark, you paid down your revolver after the quarter. Obviously, I know you did a good job preparing the Company for the worst case scenario, thinking that you had enough cash, even if volumes were down at the April levels for a year. What was the mindset behind paying it down as soon as you did, given what could be viewed as ongoing uncertainty related to COVID?

Mark Stolper

Sure, sure. Well, some of the benefit of living through the credit crisis back in 2008, ’09, ’10 timeframe was that there was a liquidity crunch at the time and companies were extremely concerned with their bank’s abilities to fund committed revolvers. If you remember at that time, there were a number of banks that were unable to fund, or unwilling to fund revolvers that were committed at the time, and that created serious liquidity problems for companies during that period of time.

When the COVID period started, we were concerned with the stability of the banking system; we were unaware, at that time, of how effective the Federal Government was going to be with providing liquidity in the banking institutions and backing up the banks that they needed for the liquidity. We pulled down, as you can see at quarter-end, we were at $80 million drawn on our revolver, not because we needed the money but because we were concerned with our ability to access that capital if something were to happen in the banking system.

As the Federal Government has provided tremendous liquidity into the marketplace, our concerns about our ability to access our revolver went away, so we decided to pay back the remaining balance on our revolving line of credit, partially because we didn’t want to pay the negative carry on the interest expense, and we had confidence that we would be able to tap that liquidity, should we need it in the future, which, by the way, I don’t think we will.

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Brian Tanquilut

Got it. All right, thanks, guys.

Dr. Howard Berger

Thanks, Brian.

Operator

Again, star, one for questions at this time.

We’ll hear next from Mitra Ramgopal with Sidoti.

Mitra Ramgopal

Yes, hi, good morning, thanks for taking the questions.

Just wanted to follow-up on liquidity; clearly, the cash conservation was a primary focus as a result of COVID-19, and given that things are stabilized, I know, Howard, you’ve indicated you’re seeing some M&A opportunities that might not have existed before. I’m just trying to get a sense in terms of the thinking behind the cash conservation versus, maybe, seeing some M&A opportunities.

Dr. Howard Berger

Well, I think cash conservation and keeping our liquidity is of the foremost concern. Based on our projections through the end of the year, we’re quite comfortable that that liquidity will be quite substantial, and perhaps the best in the Company’s history. Part of that will be watching the return of the volumes and making certain that we balance our costs, such as salaries and other spending, commensurate with the increase in volume, and not get, to use the expression, too far over the tips of our skis where we get concerned again about liquidity.

Over the balance of this quarter and going into the third quarter, to the extent that our liquidity maintains the levels that we’ve projected through the end of the year, we will then be judicious in looking at acquisitions that may in fact help us further enhance our strategy in the markets that we’re in. Perhaps expand joint ventures with our hospital partners, and maybe even if they’re properly acquired (phon), further de-leveraging for us.

I also want to add one other comment to Mark’s discussion about liquidity. We are also going to be benefiting, and get started immediately, from the lower cost of borrowing. (Inaudible) for our credit facility is a LIBOR-based borrowing with a 1% floor, subsequent to first quarter, that borrowing was well above the 1% floor, which caused us a much higher interest payment that we made in early April. Since then, we have elected LIBOR borrowing, which we believe, through the balance of this year, will be well below the 1% and probably will be a cash flow savings to the Company of perhaps $5 million for the balance of this year.

All of those will get factored into our overall cash management, as it always does, with more of an eye on making certain that the volumes, which we expect and are already seeing beginning to return, are used to measure our liquidity and cost conservation. That being said, we’re always looking and are always approached about acquisitions and new joint ventures, and we will use—basically, have cash liquidity as the benchmark as to the wisdom of doing some of these new acquisitions and joint ventures.

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Mitra Ramgopal

Okay, that’s great. Thanks for the color.

Also, just on the—I think you had mentioned there are about 70 locations that were temporarily closed. Just want to get a sense as to when you think you might be able to reopen all of those facilities or locations. Or do you anticipate maybe some may not be reopened?

Dr. Howard Berger

Actually, our number of facilities, Mitra, it’s closer to 100. It’s 97 that are closed as we speak right here. We don’t anticipate, at this time, closing permanently any of those facilities. All those facilities were necessary before COVID-19, based on access and based on the volumes that we produced. Since we expect those volumes will eventually return, and then access in our markets are extremely important for the payors and our physician referrers, we expect to keep virtually all of those centers open and bring back all of our furloughed employees in a very measured way over the next 90 to 180 days.

Mark Stolper

We’re monitoring volumes by center, and to the extent that any center or any market starts having backlogs because the demand starts coming back for these types of diagnostic services, we’ll start opening, methodically, centers one by one to try to fill that demand, up to the point where there’s a full recovery. We’re going to do it on a center-by-center basis, as it’s based upon the volumes that we’re seeing in our imaging centers.

Mitra Ramgopal

Okay, no, that’s great. I believe you mentioned, on the capitation and future service, you did see some price increasing in the first quarter. I’m just wondering if you can give us a sense of how meaningful that was for you.

Dr. Howard Berger

Most of these increases were already contractually provided for. We had a series of renegotiations of our capitation arrangements in 2019, and throughout this year, we will be seeing increases as the anniversary dates of those contracts occur. Going into this year, the overall increases that we’ve experienced so far are probably in the 5% to 6% range. Through the remainder of this year, we expect another perhaps 2% to 3% increase in our capitation rates, spread out through the remainder of this year.

Mitra Ramgopal

Okay, thanks.

Then finally, just back on the expansion plans, if you can give us an update on where we are on the DeepHealth acquisition, and also on the TULSA-PRO installations, I assume those are probably—at on least on TULSA-PRO, that might be delayed given the environment?

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Dr. Howard Berger

Yes, I think the TULSA projects are delayed, not so much because we want to delay them, but simply because, until the more non-emergent work increases, particularly as it relates to prostate cancer and the urologist and other specialists that see these patients begin to ramp-up, clearly we will have a delay in that. But we’re very enthusiastic about the TULSA project and prostate cancer in general, which we believe in the upcoming perhaps 12 to 18 months, may evolve into, similar to mammography, more of a screening procedure that we believe can be performed on mass population basis, rather than just waiting for individuals to have signs indicative that they might have prostate cancer.

A lot of our focus, both in terms of artificial intelligence, as well as conversations with the payors to revisit prostate and perhaps transition it into a screening tools, along with other areas like colon cancer and lung cancer, will be a major focus for us going into the latter part of this year.

Mitra Ramgopal

Okay, thanks for taking the questions.

Dr. Howard Berger

Thank you, Mitra, and stay safe.

Operator

From Raymond James, we’ll hear next from John Ransom.

Jonathan Ransom

Hey, good morning. What are you doing, if anything, on your intake? It seems like people probably don’t want to be hanging around in—waiting to get (inaudible). Can you do anything to do more real-time patient sequencing so that we’re not having people sit in waiting rooms, or is that something down your list of things to do?

Mark Stolper

Sure. One of the things that we’ve instituted, which is something that we are contemplating continuing into the future, potentially permanently, are virtual waiting rooms. Patients are able to check-in, fill out the intake form digitally, they’re on their phone or we can give them an iPad and then go back to their cars and sit in their cars, in isolation. Then we’re able to text them or call them at the time of their appointment so that they’re not waiting in a crowded waiting room with other patients and are not associated with any risk because of that. That’s the biggest operational change that we’ve had in our waiting rooms, and it’s been met with high success and has been applauded by our patients.

Jonathan Ransom

Okay.

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Dr. Howard Berger

In addition to that, John, other measures that we’re taking, once patients are in our facilities, of course all of our employees will be masked, gowned, have gloves. We're putting in shields, some plastic shields to further separate the patients from our employees. In addition to the virtual waiting rooms, we’re very much pursuing on remote scheduling and registration so that patients have to spend less time in our offices. I want to applaud our IT division, E-Rad (phon). This is another one of those cases where owning our own IT infrastructure allows us to make these kind of adaptations to the way we want to run our business on a real-time basis, rather than having to wait for some vendor to come up with it.

In addition to that, we’re also going to be scheduling our patients differently so that there is more time in between patients for us to clean the rooms and make certain that there’s less and less interaction between other patients. I think all of the measures that we uniquely can do, and that healthcare providers in particular should be doing, may allow outpatient imaging to be a very good barometer of the comfort levels of reopening some of our communities for patients coming out and feel comfortable that it’s time to get back to more normal functioning.

Jonathan Ransom

Great. My other question, kind of shifting gears a little bit is, at what point—I know you’re not going to run out and do a big deal tomorrow, but at what point do you think you’ll be able to model 2021, if you’re looking at, let’s say, someone comes to you and wants to sell you a bunch of centers. When do you think you’d be comfortable saying, “We think we have a handle on ’21 numbers, and we know what we’d pay for this asset.”

Dr. Howard Berger

I think we’re going to be able to look at 2021 when we get deeper into the third quarter. Our projections for the balance of this quarter and the third quarter show some relatively conservative ramping up of patient volumes and revenue, and that by the fourth quarter, we hope to not be all the way back, but certainly well on the way to approaching our more expected volumes. I would think that, if we either meet or exceed the projections that we have for the balance of the second quarter and then getting deeper into the third quarter realized, it will help us in early preparation for our 2021 budget.

I think from the standpoint of monitoring the Company, looking at our second quarter results will be extremely important, as well as, obviously, when we can issue our third quarter results.

Jonathan Ransom

Then thinking about capital, you’re heavily concentrated in a couple of states, California, New York, that are probably going to be on the conservative end of opening up. Is the political risk something… If you think about it, is that a consideration when you’re looking at—maybe when you look at a couple states that don’t have that type of governance, or not really?

Dr. Howard Berger

Well, actually, California is leading the way, I think both on a national scale, and certainly by our own numbers, in not having seen the same level of decrease in volumes and proceeding more rapidly in the recovery than the East Coast. I think the California experience is one that has been particularly gratifying, and it’s also one where we have the majority, 90%-plus of our capitation revenues. All of the medical groups that we capitate with are starting to reopen their offices, actually this month, so we expect those volumes to go up.

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When we talk about capitation, I want to remind everybody that all of our medical groups see fee-for-service patients in addition to the HMO capitated lives and are very much a harbinger of where overall volumes will be. At least in California, John, we expect to have a much more rapid recovery. I think the effectiveness of both the Governor of California and the Mayor have been successful in reducing the spread of the virus, and certainly the number of fatalities.

New York is a little bit more—New York and Northern New Jersey are a little bit more of a wildcard, simply because of the density of the population, the requirement for public transportation. But Governor Cuomo and Governor Murphy, I think it is, in New Jersey, if I’m correct, have done an excellent job of bringing that down. I’m very happy to see that our volumes, which had dipped down to almost a 90% reduction in New York, have begun a nice steady recovery over the last 10 to 12 days. I suspect that as the shelter-at-home and Phase I get introduced here, probably the end of this week, we will expect that business in those regions to increase.

As far as our two other major markets, Delaware and Maryland, I’m happy to report that last week, the Governor of Maryland opened up the non-emergency procedures, particularly mammography, to be reinstituted. We expect to see a fairly aggressive increase in screening mammography, which only got further emphasized in terms of its importance with the article that came out in the journal, Cancer, today, which was very—for RadNet, that has over 20% of its volume in mammography, particularly gratifying.

Jonathan Ransom

Great. That’s it for me, thank you.

Dr. Howard Berger

All right, John. Take care. Stay well.

Operator

Gentlemen, with no other questions, I’d like to turn things back to you all for any closing remarks.

Dr. Howard Berger

Again, I would like to take this opportunity to thank all of our shareholders and stakeholders for their continued support, and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services and (inaudible) return on investment for all of our stakeholders.

Thank you for your time today. I look forward to our next call. Stay well and be safe.

Operator:

Again, that will conclude today’s conference. Thank you all for joining us.

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